EXHIBIT 3.1

                              ARTICLES OF INCORPORATION
                                          OF
                                    SOTERCO, INC.

     For the purpose of forming this corporation under the laws of the State of Nevada, the undersigned incorporators hereby state:

                                    ARTICLE FIRST
                                         Name

     The name of the corporation is:
                                    Soterco, Inc.

                                    ARTICLE SECOND
                                Purposes and Duration

     The purposes for which the corporation is formed are:
     (a) To engage in any lawful business activity from time to time authorized or approved by the board of directors of this corporation;
     (b) To act as principal, agent, partner or joint venturer or in any other legal capacity in any transaction;
     (c)  To do business anywhere in the world; and
     (d) To have and exercise all rights and powers from time to time granted to a corporation by law.

     The above purpose clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

     The duration of this corporation shall be perpetual.

                                    ARTICLE THIRD
                                       Location

     The county in the State of Nevada where the principal office for the transaction of the business of the corporation is located is the County of Clark, and the address of the principal office is: 3890 South Swenson, Suite 100, Las Vegas, Nevada, 89109.

                                    ARTICLE FOURTH
                                      Directors

     The number of directors of the corporation is three until changed by an amendment of these Articles of Incorporation or a by-law duly adopted by the shareholders of the corporation.

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                                    ARTICLE FIFTH
                      Names of First Directors and Incorporators

     The names and addresses of the persons who are appointed to act as first directors of the corporation, who are also the incorporators, are:

     Joseph R. Laird, Jr.
     3890 South Swenson, Suite 100
     Las Vegas, Nevada 89109

     Kenneth J. Fisher
     3890 South Swenson, Suite 100
     Las Vegas, Nevada 89109

     Patricia J. Laird
     3890 South Swenson, Suite 100
     Las Vegas, Nevada 89109

                                    ARTICLE SIXTH
                                        Stock

     The corporation is authorized to issue only one class of stock, which shall be designated Capital Stock.

     The total number of shares of Capital Stock that the corporation is authorized to issue is 100,000 shares. The aggregate par value of all of said shares is $25,000.00, and the par value of each such share is $0.25.

     IN WITNESS WHEREOF, the undersigned incorporators, who are also the first directors of the corporation, have executed these Articles of Incorporation on June 7, 1977.

                                   /s/ Joseph R. Laird, Jr.

                                   /s/ Kenneth J. Fisher

                                   /s/ Patricia J. Laird

STATE OF CALIFORNIA      )
                         )   SS.
COUNTY OF LOS ANGELES    )

     On this 7th day of June, 1977, before me, the undersigned, a Notary Public in and for the said County and State, residing therein, duly commissioned and sworn, personally appeared Joseph R. Laird, Jr., Kenneth J. Fisher, and Patricia J. Laird, known to me to be the persons whose names are subscribed to the within Articles of Incorporation, and acknowledged to me that they executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                   /s/ K. Edward Smith

                               CERTIFICATE OF AMENDMENT
                             OF ARTICLES OF INCORPORATION
                                   OF SOTERCO, INC.

     We the undersigned, Ray H. Albrechtsen, President, and Margaret Bullick, Secretary of Soterco, Inc., do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 22nd day of August, 1997 adopted a resolution to amend the original articles as follows:

Article I which presently reads as follows:
                                    ARTICLE FIRST
                                         Name

                    The name of the corporation is: Soterco, Inc.

Is hereby amended to read as follows:
                   The name of the corporation is: Sun Source, Inc.

Article IV which presently reads as follows:
                                    ARTICLE FOURTH
                                      Directors

     The number of directors of the corporation is three until changed by an amendment of these Articles of Incorporation or a by-law duly adopted by the shareholders of the corporation.

Is hereby amended to read as follows:
                                    ARTICLE FOURTH
                                      Directors

     The Directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law. Any action taken in good faith, shall be deemed appropriate and in each instance where the Business Corporation Act provides that the Directors may act in certain instances where the Articles of Incorporation so authorize, such action by the Directors, shall be deemed to exist in these Articles and the authority granted by said Act shall be imputed hereto without the same specifically having been enumerated herein.

     The Board of Directors may consist of from one (1) to nine (9) directors, as determined, from time to time, by the then existing Board of Directors.

Article VI which presently reads as follows:

                                    ARTICLE SIXTH
                                        Stock

     The corporation is authorized to issue only one class of stock, which shall be designated Capital Stock.

     The total number of shares of Capital Stock that the corporation is authorized to issue is 100,000 shares. The aggregate par value of all of said shares is $25,000.00, and the par value of each such share is $0.25.

Is hereby amended to read as follows:
                                      ARTICLE VI
                               Authorized Capital Stock

     The total authorized capital stock of the Corporation is 100,000,000 shares of Common Stock, with a par value of $0.001 (1 mil). All stock when issued shall be deemed fully paid and non-assessable. No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose.

     The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.

                    THE FOLLOWING NEW ARTICLES ARE HEREBY ADOPTED

                                     ARTICLE VII
                                   Common Directors

     As provide by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents or directors shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set-forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.

                                     ARTICLE VIII
                         Liability of Directors and Officers

     No Director, Officer or Agent, to include counsel, shall be personally liable to the Corporation or its Stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. It shall be presumed that in accepting the position as an Officer, Director, Agent or Counsel, said individual relied upon and acted in reliance upon the terms and protections provided for by this Article. Notwithstanding the foregoing sentences, a person specifically covered by this Article, shall be liable to the extent provided by applicable law, for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300

                                      ARTICLE IX
              Election Regarding NRS 78.378 - 78.3793 and 78.411-78.444

     This Corporation shall NOT be governed by nor shall the provisions of NRS
78.378 through and including 78.3793 and NRS 78.411 through and including 78.444 in any way whatsoever affect the management, operation or be applied in this Corporation. This Article may only be amended by a majority vote of not less than 90% of the then issued and outstanding shares of the Corporation. A quorum of outstanding shares for voting on an Amendment to these articles shall not be met unless 95% or more of the issued and outstanding shares are present at a properly called and noticed meeting of the Stockholders. The super-majority set forth in these Articles only applies to any attempted amendment to these Articles.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 96,307; that the said changes and amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                   /s/ Ray H. Albrechtsen
                                   President

                                   /s/ Margaret Bullick
                                   Secretary/Treasurer
State of Utah
County of Salt Lake

On September 2, 1997, personally appeared before me, a Notary Public, Ray H. Albrechtsen and Margaret Bullick who acknowledged that they executed the above instrument.

                                   /s/ Denise M. Williams
                                   Notary Public

                               CERTIFICATE OF AMENDMENT
                           TO THE ARTICLES OF INCORPORATION
                                          OF
                                   SUN SOURCE, INC.

     The Undersigned, constituting the President and Secretary of Sun Source, Inc., hereby certify that pursuant to the provisions of NRS 78.385 the following action was taken:

     1. That the Board of Directors of said corporation by unanimous consent dated November 3, 1998, adopted a resolution to amend Article I of the Articles of Incorporation to read as follows: "The name of the Corporation shall be:
PayStar Communications Corporation."

     2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was 1,540,600; that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     Dated this 4th day of November 1998.

                                   /s/ William Yotty, President
Attest:
/s/ Jim Chambas, Secretary

State of California      )
                         )  ss
County of San Joaquin    )

     On the 5th day of November 1998, personally appeared before me, a Notary Public, William Yotty, who executed the foregoing Certificate of Amendment to the Articles of Incorporation of Sun Source, Inc.

                                   /s/ Viola Prickett
                                   Notary Public

                               CERTIFICATE OF AMENDMENT

                           TO THE ARTICLES OF INCORPORATION

                                          OF

                          PAYSTAR COMMUNICATIONS CORPORATION

     The Undersigned, constituting the President and Secretary of PayStar Communications Corporation (the "Company"), hereby certify that pursuant to the provisions of NRS 78.385 the following action was taken:

     1. That the Board of Directors of the Company by unanimous consent dated December 21, 1999, adopted a resolution to amend Article VI of the Articles of Incorporation to read as follows:

     Section 1. The stock of the corporation is divided into two classes, namely: common stock in the amount of one hundred million (100,000,000) shares of the par value of $.001 each and preferred stock in the amount of ten million (10,000,000) shares of the par value of $.001 each. The board of directors shall have authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the board of directors from time to time thereafter, may be increased except when otherwise provided by the board of directors in creating such series, or may be decreased but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance thereof.

     Section 2. All stock when issued shall be deemed fully paid and non-assessable. No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose.

     Section 3. The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.

     2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was 6,521,000; that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     3. That the Board of Directors of said corporation by unanimous consent dated December 21, 1999, adopted a series of preferred stock, the distinguishing designation of which new series is "Series 'A' Convertible $2.00 Preferred Stock" (the "Preferred Stock") consisting of 5,500,000 of the authorized preferred shares. Such series shall be established upon the terms set forth below:

     a. Face Value of Shares. The face value of the Preferred Stock is $2.00 per share.

     b. Accrual and Cumulation of Preferred Dividends. The holders of the Preferred Stock are entitled to receive, when and as declared by the board of directors, yearly dividends from funds legally available therefor at the rates set forth below, payable quarterly on the first days of January, April, July, and October, with proper adjustment for any dividend period which is less than a full quarter. The rates of such dividends shall be eleven percent (11%) per annum through and including December 31, 2002; ten and one-half percent (10 1/2%) per annum from and including January 1, 2003, through and including December 31, 2003; and ten percent (10%) per annum thereafter. Such dividends are payable before any dividends are paid upon, or set apart for, the common shares, or any other preferred shares, of the Company and are cumulative, so that if in any quarterly dividend period, dividends at the foregoing rates shall not have been paid upon or set apart for the Preferred Stock, the deficiency (but without interest) shall be fully paid or set apart for payment, before any dividends shall be paid upon, or set apart for, the common shares or any other preferred shares. The dividends on the Preferred Stock are cumulative from the date of issuance of a certificate for such Preferred Stock. The holders of the Preferred Stock are not, as such, entitled to receive any other or further dividends of any kind whatsoever.

     c. Record and Payment Dates. The record date for determining shareholders entitled to receive quarterly dividends on the Preferred Stock shall be the last business day of the quarter. Quarterly dividend payments hereunder shall be made by the Company within thirty (30) days following the end of such quarter.

     d. Conversion. Shares of the Preferred Stock may be converted into common stock of the Company at rates and times and subject to terms and conditions as follows:

          i. Schedule of Conversion Rates for Optional Conversion. Any holder of the Preferred Stock may, from time to time at his option, convert any or all of such shares held by him into fully paid and nonassessable shares of common stock at any time from issuance through and including December 31, 2002, at the rate of one (1) share of common stock for each two (2) shares of Preferred Stock surrendered for conversion; from and including January 1, 2003, through and including December 31, 2003, at the rate of one (1) share of common stock for each three (3) shares of Preferred Stock surrendered for conversion; and thereafter at the rate of one (1) share of common stock for each four (4) shares of Preferred Stock surrendered for conversion. For purposes of this paragraph the conversion date shall be the date the notice of conversion is actually received by the Company. Any such conversion may be effected by holders of the Preferred Stock by giving written notice of election to convert shares of said stock, the number of shares and the certificate numbers, and presenting said shares to the Company, accompanied by the deposit and surrender of the certificates for such stock duly endorsed in blank for transfer. In the event that any of the Preferred Stock shall be called for redemption, the right of conversion shall expire at the close of business on the redemption date.

          ii. Company Conversion Option. The Company may, from time to time at its option, on not less than thirty (30) days prior written notice, require conversion of any or all of the outstanding shares of Preferred Stock into fully paid and nonassessable shares of common stock of the Company at any time through and including December 31, 2002, at the rate of one (1) share of common stock for each two (2) shares of Preferred Stock, provided that the closing price of the common stock issuable upon such conversion shall equal or exceed $6.00 per share for twenty (20) trading days within any period of thirty
          (30) consecutive trading days ending within ten (10) calendar days preceding the written notice; from and including January 1, 2003, through and including December 31, 2003, at the rate of one (1) share of common stock for each three (3) shares of Preferred Stock, provided that the closing price of the common stock issuable upon such conversion shall equal or exceed $8.00 per share for twenty (20) trading days within any period of thirty (30) consecutive trading days ending within ten (10) calendar days preceding the written notice; and thereafter at the rate of one (1) share of common stock for each four (4) shares of Preferred Stock, provided that the closing price of the common stock issuable upon such conversion shall equal or exceed $10.00 per share for twenty (20) trading days within any period of thirty (30) consecutive trading days ending within ten (10) calendar days preceding the written notice.

          iii. Adjustment of Conversion Value. The basic conversion rates, to wit, the rates specified hereinabove in subsections (i) and (ii) of this Section, shall be subject to adjustment from time to time in the following manner:

               (1) If the Company shall at any time subdivide its outstanding shares of common stock by recapitalization, reclassification or split-up thereof, or if the Company shall declare a stock dividend or distribute shares of common stock to its stockholders, the number of shares of common stock into which the Preferred Stock is convertible immediately prior to such subdivision shall be proportionately increased in each instance, and if the Company shall at any time combine the outstanding shares of common stock by recapitalization, reclassification or combination thereof, the number of shares of common stock into which the Preferred Stock is convertible immediately prior to such combination shall be proportionately decreased in each instance.

               (2) If the Company shall distribute to all of the holders of its common stock any security (except as provided in the preceding paragraph) or other assets (other than a distribution permissible hereunder and made as a dividend payable out of earnings or out of any earned surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company), the Board of Directors shall be required to make such equitable adjustment in the conversion rate in effect immediately prior to the record date of such distribution as may be necessary to preserve to the Preferred Stock holder's rights substantially proportionate to those enjoyed hereunder by such holder immediately prior to the happening of such distribution. Any such adjustment shall become effective as of the day following the record date for such distribution.

               (3) Whenever the number of shares of common stock issuable upon conversion is required to be adjusted as provided herein, the rate of conversion shall be adjusted to the nearest share in each instance by multiplying such conversion rate immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of common stock issuable upon the conversion of the Preferred Stock immediately prior to such adjustment, and
               (y) the denominator of which shall be the number of shares of common stock so issuable upon conversion.

               (4) In case of any reclassification of the outstanding shares of common stock, other that a change covered by paragraph (1) above or which solely affects the par value of such shares of common stock, or in the case of any merger or consolidation of the Company with or into another corporation (other that a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or capital reorganization of the outstanding shares of common stock), or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holder of this Preferred Stock shall have the right thereafter to receive upon the conversion thereof, for the same aggregate conversion rate hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property receivable upon such reclassification, capital reorganization, merger or consolidation, or upon the dissolution following any sale or other transfer, which a holder of the number of shares of common stock of the Company would obtain upon conversion of the Preferred Stock immediately prior to such event; and if any classification also results in a change in shares of common stock covered by paragraph (1) above, then such adjustment shall be made pursuant to both paragraph (1) above and this paragraph (4). The provisions of this paragraph
               (4) shall similarly apply to successive reclassifications, or capital reorganizations, mergers or consolidations, sales or other transfers.

          iv. Subscription Rights to Common Stock. In case the Company shall at any time offer to the holders of its common stock any right to subscribe for additional shares of any class of the Company, then the Company shall give written notice thereof to the registered holder of the Preferred Stock not less than thirty (30) days prior to the date on which the books of the Company are closed or a record date fixed for the determination of stockholders entitled to such subscription rights. Such notice shall specify the date as to which the books shall be closed or record date be fixed with respect to such offer or subscription, and that the right of the holders of Preferred Stock to participate in such offer or subscription shall terminate if their Preferred Stock shall not be converted on or before the date of such closing of the books or such record date.

          v. No Fractional Shares. The Company shall not issue fractional shares of its common stock in satisfaction of the conversion privilege hereinbefore provided, but in lieu of fractional shares it shall issued the cash value of such factional shares as set by the Board of Directors.

          vi. Canceled Stock. All certificates of Preferred Stock surrendered for conversion by the holder, or converted by the Company, as hereinbefore provided, shall be canceled and retired and no further Preferred Stock shall be issued in lieu thereof.

          vii. Reserved Shares. An amount of authorized common stock sufficient to provide for the conversion of Preferred Stock from time to time outstanding as aforesaid shall at all times be reserved for the purpose of effecting the conversion thereof.

     e. Default. A default (hereinafter an "Event of Default") shall occur if the Company shall fail to pay any quarterly dividend as set forth in
     Section 2 above, whether or not such dividends are declared and whether or not funds are legally available. The sole effect of the occurrence and continuance of any Event of Default shall be the adjustment of voting rights of the holders of the Preferred Stock as provided in Section (g) below. An Event of Default shall be deemed to continue until such time as the Company shall have declared, and paid, such aggregate amount as would have been theretofore required to have been declared and paid on all past quarterly dividend dates.

     f. Redemption. Shares of the Preferred Stock are redeemable, in whole or in part, by the Company at the following times and prices on not less than thirty (30) days prior written notice: at any time from and including January 1, 2001, through and including December 31, 2002, at the rate of $2.20 per share of Preferred Stock; from and including January 1, 2003, through and including December 31, 2003, at the rate of $2.00 per share of Preferred Stock; and thereafter at the rate of $1.80 per share of Preferred Stock. If the Company shall elect to redeem shares of the Preferred Stock, notice of redemption shall be given to the holders of all outstanding shares of Preferred Stock to whom the redemption shall apply by mailing by first-class mail a notice of such redemption, not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption, to their last addresses as they shall appear upon the registry books, but failure to give such notice by mailing to the holder of any shares of Preferred Stock, or any defect therein, shall not affect the legality or validity of the proceedings for the redemption of any other shares of Preferred Stock. The notice of redemption to each holder of Preferred Stock shall specify the date fixed for redemption and the redemption price at which the shares of Preferred Stock are to be redeemed, and shall state that payment of the redemption price of the Preferred Stock will be made at the office of the redemption agent appointed by the Company upon presentation and surrender of such Preferred Stock, and shall also state that the right to convert the Preferred Stock so redeemed will terminate as provided herein (stating the date of such termination) and shall state the then current conversion ratio. If the giving of notice of redemption shall have been completed as above provided, and if funds sufficient for the redemption of the Preferred Stock shall have been deposited with the redemption agent for such purpose, the right to convert the Preferred Stock shall terminate at the close of business on the business day proceeding the date fixed for redemption, and the holder of each share of Preferred Stock shall thereafter be entitled upon surrender of his Preferred Stock only to receive the redemption price thereof, without interest. Upon the giving of proper notice of redemption as set forth herein, and the deposit of sufficient funds for redemption, the Preferred Stock shall be canceled and the holders of the Preferred Stock shall have no further rights thereunder, except for the payment of the redemption price therefor.

     g. Voting Rights. The holders of the Preferred Stock will have no right to vote such shares, either at elections of directors or in any other corporate proceedings or meetings, except as required by the statutes of the State of Nevada or except as otherwise expressly herein provided, unless an Event of Default as set forth in Section (e) above shall occur. If an Event of Default shall occur, and so long as such Event of Default shall continue, the holders of the Preferred Stock will be entitled to notice of and to vote as a separate class at all meetings of shareholders and, to the exclusion of the holders of the common stock, to elect a majority only of the Board of Directors of the Company. The holders of the common stock shall, during such period of default, have the right to vote as a separate class at all meetings of the shareholders and to elect the remaining directors. Vacancies in the Board of Directors shall be filled only by the remaining directors nominated and elected by the class of shares which nominated and elected the director whose office as such director has so become vacant. During such default period each holder of Preferred Stock shall be entitled to one (1) vote in person or by proxy for each share of Preferred Stock held by such person. In the event that the holders of the Preferred Stock shall become entitled to voting rights because of an Event of Default, the president of the Company shall call a special meeting of the shareholders to permit the holders of the Preferred Stock to remove and elect a majority of the directors as set forth herein to serve for the remainder of the terms of the persons so removed.
     Whenever the right of the holders of the Preferred Stock to vote their shares shall cease, the president of the Company shall call a special meeting of the shareholders at which the holders of the common stock may remove any or all members of the Board of Directors elected by the holders of the Preferred Stock and to elect others in the places of the persons so removed, to serve for the remainder of their respective terms.

     h. Changes to Rights. While any shares of Preferred Stock are outstanding, the Company, without first obtaining the consent, either expressed in writing or by the affirmative vote at a meeting called for that purpose, of the holders of a majority of shares of Preferred Stock then outstanding, will not:

          i. Consolidate or merge into or with any other entity in which the Company is not the continuing corporation or which results in any reclassification or capital reorganization of the outstanding shares of common stock of the Company;

          ii. Sell all or substantially all of its property or assets, or permit any majority owned subsidiary to sell all or substantially all of its property or assets;

          iii. Amend or restate the articles of incorporation of the Company;

          iv. Change or alter the rights, preferences or privileges of the Preferred Stock; or

          v. Permit any majority owned subsidiary to issue or sell (and, unless such consent is given, will take steps to prevent any subsidiary from issuing and selling) any shares of its stock except to the Company itself or to another subsidiary.

     i. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Preferred Stock are entitled, before any distribution or payment shall be made to the holders of the common shares or any other series of preferred shares, to be paid an amount equal to $2.20 per share of Preferred Stock, plus all unpaid cumulative dividends accrued to the date of liquidation. After payment to the holders of the Preferred Stock of the amounts to which they are entitled as stated, the balance, if any, shall be paid to the holders of shares subordinated to the Preferred Stock according to their respective rights. In case the net assets of the Company are insufficient to pay to holders of all outstanding shares of Preferred Stock the full amount to which they are, respectively, entitled, the entire net assets of the Company remaining will be distributed ratably to the holders of all outstanding shares of the Preferred Stock in proportion to the full amounts to which they are respectively entitled. The consolidation or merger of the Company into or with any other corporation or corporations pursuant to the applicable statutes providing for consolidation or merger will not be deemed a liquidation, dissolution, or winding up of the affairs of the Company within the meaning of any of these provisions.

     Dated this 21st day of December 1999.

                                   /s/ Jeff McKay, President
Attest:

/s/ Jim Chambas, Secretary